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                                                                  EXHIBIT 4.1

                                 AMENDMENT No. 1
                                       TO
                                RIGHTS AGREEMENT

This AMENDMENT No. 1 TO RIGHTS AGREEMENT (the "Amendment") is entered into as of the 26th day of January, 2004, between Uni-Marts Inc., a Delaware corporation (the "Company"), and Mellon Investor Services LLC, a New Jersey limited liability company, as rights agent (the "Rights Agent"). Capitalized terms not defined herein shall have the meanings given them in the Rights Agreements (as defined below).

                                    RECITALS

WHEREAS, the Company and the Rights Agent are parties to a certain Rights Agreement, dated as of February 6, 2002 (the "Rights Agreement").

WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may, prior to the Distribution Date, amend any provision of the Rights Agreement without the approval of any holders of Rights.

WHEREAS, to the knowledge of the Board of Directors of the Company, no event has occurred that would cause the date of such event to constitute the Distribution Date.

WHEREAS, the Board of Directors has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement as set forth herein immediately prior to and in connection with the execution of (i) that certain Agreement and Plan of Merger dated as of January 26, 2004, as the same may be amended from time to time (the "Merger Agreement") among Green Valley Acquisition Co., LLC, a Pennsylvania limited liability company ("Green Valley") and the Company (pursuant to which Merger Agreement, among other things, the Company shall merge with and into Green Valley (the "Merger")).

WHEREAS, the Company has requested that the Rights Agreement be amended in accordance with Section 26 of the Rights Agreement, as set forth herein, and the Rights Agent is willing to amend the Rights Agreement as set forth herein.

                                    AGREEMENT

NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:


         1. Section 1(a) of the Rights Agreement is hereby amended to add the following to the end of that Section:

         "Notwithstanding anything to the contrary contained in this Agreement, each of Green Valley Acquisition Co., LLC, a Pennsylvania limited liability company ("Green Valley"), any subsidiary of Green Valley, and any member, manager, officer, director, stockholder, employee or consultant of Green Valley or any



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         subsidiary of Green Valley (each, a "Buyer Affiliate") will not constitute an "Acquiring Person" for purposes of this Agreement as a result of (i) Green Valley's execution or performance of the Agreement and Plan of Merger dated as of January 26, 2004, as the same may be amended from time to time (the "Merger Agreement") among Green Valley and the Company, (ii) Green Valley's commencement of a tender offer in accordance with Section 7.6 of the Merger Agreement, (iii) the purchase or other receipt by Buyer or any Buyer Affiliate of additional shares of Common Stock of the Company at any time between the execution of the Merger Agreement and any termination of the Merger Agreement, or (iv) the execution by any Grandfathered Stockholder of a voting agreement with Green Valley, pursuant to which such Grandfathered Stockholder grants an irrevocable proxy to Green Valley or a Buyer Affiliate to vote in favor of the Merger Agreement and the Merger (as defined in the Merger Agreement)."

         2. Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

         "(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each Fractional Share (or other securities, cash or other assets, as the case may be) as to which the Rights are exercised, at or prior to the earlier of (i) the Close of Business on the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23 (the "Redemption Date"), or (iii) immediately prior to the Effective Time (as defined in the Merger Agreement)."

         3. Section 34 of the Rights Agreement is hereby added as follows:

         "34. Green Valley Transactions. Notwithstanding any provision of this Rights Agreement to the contrary, no Distribution Date, Shares Acquisition Date, Section 11(a)(ii) Event or Section 13 Event shall be deemed to have occurred, neither Green Valley nor any Affiliate or Associate of Green Valley shall be deemed to have become an Acquiring Person and no holder of Rights shall be entitled to exercise such Rights under or be entitled to any rights pursuant to Section 7(a), 11(a) or 13(a) of this Rights Agreement solely by reason of (x) the approval, execution, delivery or effectiveness of the Merger Agreement or (y) the consummation of the transactions contemplated under the Merger Agreement in accordance with the terms thereof (including, without limitation, the consummation of the merger of the Company with and into Green Valley (the "Merger")). Furthermore, upon the consummation of the Merger, this Rights Agreement shall automatically terminate."

         4. Upon the consummation of the transactions contemplated under the Merger Agreement, the Company shall provide the Rights Agent with written notice stating that



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(i) the transactions contemplated under the Merger Agreement have been consummated in accordance with the terms thereof (including, without limitation, the consummation of the merger of the Company with and into Green Valley) and the Effective Time (as defined in the Merger Agreement) has occured, and (ii) the Rights Agreement has been automatically terminated pursuant to its terms.

         5. This Amendment shall be deemed effective as of January 26, 2004 as if executed by both parties on such date. Except as amended hereby, the Rights Agreement shall remain unchanged and shall remain in full force and effect.

         6. This Agreement shall be deemed to be a contract made under the laws of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

         7. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed themselves or by their respective duly authorized representatives as of the date first above written.


                                          UNI-MARTS INC.



                                          By:  /S/ HENRY D. SAHAKIAN
                                             --------------------------------
                                               Name:  Henry D. Sahakian
                                               Title:   Chairman and CEO


                                          MELLON INVESTOR SERVICES LLC
                                          as Rights Agent



                                          By:  /S/ MITZI BRINKMAN
                                             ---------------------------------
                                               Name: Mitzi Brinkman
                                               Title:   Client Service Manager